Exhibit 10.2

SEVERANCE AGREEMENT
FOR EXECUTIVES
THIS SEVERANCE AGREEMENT (this “Agreement”), dated as of _______________, is made by and between Bridgepoint Education, Inc., a Delaware corporation (the “Company”), and ____________________________ (“Executive”).
WITNESSETH:
WHEREAS, the Company and Executive entered into a Severance Agreement dated _____________________ (the “Prior Agreement”) to enumerate the severance benefits that Executive may be entitled to pursuant to the Bridgepoint Education, Inc. Executive Severance Plan dated February 9, 2009 (the “Prior Plan”);
WHEREAS, the Company has replaced the Prior Plan with an Amended and Restated Bridgepoint Education, Inc. Executive Severance Plan dated May 12, 2015 (the “Plan”) to, among other things, better align the severance benefits with the severance benefits provided by similarly-sized public companies in the private education sector; and
WHEREAS, the Company and Executive desire to replace the Prior Agreement with this Agreement to enumerate the severance benefits that may be provided to Executive pursuant to Section II of the Plan.
NOW, THEREFORE, the Company and Executive agree as follows:
1.Certain Defined Terms. In addition to terms defined elsewhere herein or in the Plan, the following terms have the following meanings when used in this Agreement with initial capital letters:
(a)    “Base Pay” means Executive’s annual base salary rate as in effect from time to time.
(b)    “Board” means the Board of Directors of the Company.
(c)    “Cause” means any of the following, each as determined in the discretion of the Board or the Company’s Chief Executive Officer, as applicable:
(i)    Executive’s conviction of, or a plea of guilty or nolo contendere to, a felony or other crime (except for misdemeanors which are not materially injurious to the business or reputation of the Company or any Company affiliate);
(ii)    Executive’s willful refusal to perform in any material respect his or her duties and responsibilities for the Company or any Company affiliate or Executive’s failure to comply in any material respect with the terms of this Agreement, any confidentiality agreement that Executive has entered into with the Company or any Company affiliate (or may in the future enter into with the Company or any Company affiliate), or any Company policy or procedure of the Company or any Company affiliate at which Executive serves as an officer and/or director;

(iii)    Fraud or other illegal conduct in Executive’s performance of duties for the Company or a Company affiliate; or
(iv)    Conduct by Executive which is materially injurious to the Company or any Company affiliate or materially injurious to the business reputation of the Company or any Company affiliate.
Notwithstanding the foregoing, Executive’s employment shall not be deemed to have been terminated for “Cause” under clause (ii) above unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel (if Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, Executive had committed an act constituting “Cause” and specifying the particulars thereof in detail. Nothing herein will limit the right of Executive or his/her beneficiaries to contest the validity or propriety of any such determination.
(d)    “Change In Control” means any of the following:
(i)    The acquisition by any individual, entity or group (other than the Company or any employee benefit plan of the Company or Warburg Pincus & Co. and its affiliated entities and investment funds) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities representing more than fifty percent (50%) of the voting securities of the Company entitled to vote generally in the election of directors, determined on a fully-diluted basis (“Company Voting Securities”); provided, however, that such acquisition shall not constitute a Change In Control hereunder if a majority of the holders of Company Voting Securities immediately prior to such acquisition retain directly or through ownership of one or more holding companies, immediately following such acquisition, a majority of the voting securities entitled to vote generally in the election of directors of the successor entity;
(ii)    The sale, transfer or other disposition of fifty percent (50%) or more of the Company’s assets to one or more unaffiliated individual(s), entities or groups; or
(iii)    When a majority of the members of the Board no longer constitute “Company Directors.” For purposes of this Agreement, “Company Directors” means (A) individuals who as of the effective date of the Plan are voting members of the Board, (B) individuals elected as directors of the Company subsequent to the effective date of the Plan for whose election proxies shall have been solicited by the Board, or (C) individuals elected or appointed to the Board subsequent to the effective date of the Plan to fill vacancies of the Board caused by death or resignation (but not by removal) or to fill newly created directorships.
A transaction shall not constitute a Change In Control unless and until the transaction that would otherwise be considered a Change In Control closes. In addition, a transaction shall not constitute a Change In Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.
(e)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(f)    “Code” means the Internal Revenue Code of 1986, as amended.
(g)    “Disability” means that Executive is classified as disabled under a long-term disability policy maintained by the Company or, if no such policy applies, Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.
(h)    “Employee Benefits” means any Company group health and dental benefit plans and basic life insurance provided to Executive as of the Termination Date. For avoidance of doubt, Employee Benefits shall not include contributions made by the Company to any retirement plan, pension plan or profit sharing plan for the benefit of Executive in connection with amounts earned by Executive.
(i)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(j)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(k)    “Good Reason” means that one or more of the following have occurred without Executive’s written consent:
(i)    Executive has experienced a material diminution in Base Pay;
(ii)    Executive has experienced a material diminution in authorities, duties, responsibilities, or reporting structure;
(iii)    Executive has been notified that Executive will experience a material change in the geographic location at which he/she must perform his/her services to the Company; or
(iv)    The Company has materially breached this Agreement.
For purposes of this Agreement, Executive may resign his/her employment from the Company for “Good Reason” within ninety (90) days after the date that any one of the events shown above in clauses (i) through (iv) has first occurred without Executive’s written consent. Failure to resign his/her employment within such ninety (90) day period shall mean that Executive has forever waived his/her ability to resign for Good Reason with respect to the event in question. Executive’s resignation for Good Reason will only be effective if the Company has not cured or remedied the Good Reason event within thirty (30) days after its receipt of written notice of such Good Reason event from Executive. Such written notice must be provided to the Company within thirty (30) days of the initial existence of the purported Good Reason event and shall describe in detail the basis and underlying facts supporting Executive’s belief that a Good Reason event has occurred. Failure to provide such written notice to the Company within such thirty (30) day period shall mean that Executive has consented to and forever waived his/her ability to resign for Good Reason with respect to the event in question. If the Company timely cures or remedies the Good Reason event, then Executive may either resign his/her employment without Good Reason or Executive may continue to remain employed subject to the terms of this Agreement.
(l)     “Qualifying Termination” means that Executive’s employment with the Company was terminated either by (i) Executive for Good Reason or (ii) the Company without Cause. For avoidance of doubt, a termination of employment due to death or Disability shall not constitute a Qualifying Termination.
(m)    “Release” means the release of claims and covenant not to sue described in Section 2(f) of this Agreement.
(n)    “Termination Date” means Executive’s last day of employment with the Company (and any Company subsidiary or affiliate) as long as such last day of employment constitutes a “separation from service” within the meaning of the default rules of Section 409A of the Code.
2.    Termination. Regardless of whether Executive signs the Release, as of the Termination Date, Executive shall be entitled to receive payment for his/her accrued but unpaid Base Pay and vacation through the Termination Date, reimbursement for any valid business expenses that were submitted in accordance with Company policies and procedures prior to the Termination Date, and the vested Employee Benefits, if any, to which Executive may be entitled pursuant to the express terms of any Company employee benefit plan in which he/she participates as of the Termination Date. If Executive sustains a Qualifying Termination, and timely signs and does not revoke the Release, then as of the Termination Date, Executive shall be entitled to receive the following severance payments and benefits:
(a)    Cash payments in the aggregate that equal one year of Base Pay (determined as of the Termination Date), payable in substantially equal semi-monthly installments over the twelve (12) month period following the Termination Date, with the first installment due within fifteen (15) days following the effective date of the Release. The amount of the first installment will cover the period of time from the Termination Date through the end of the semi-monthly period immediately preceding such first payment.
(b)    For the twelve (12) month period commencing with the month following the month of the Termination Date, the Company shall continue to provide Executive with Employee Benefits that are reasonably equivalent to the Employee Benefits provided to Executive immediately prior to the Termination Date, at the same cost to Executive had Executive continued as an active employee of the Company. Such Employee Benefits shall immediately cease if Executive is offered or becomes eligible for employee benefits coverage in connection with new employment (Executive shall provide advance written notice to the Company informing the Company when Executive is offered or becomes eligible for other employee benefits in connection with new employment and, if requested by the Company, Executive will provide the Company with written confirmation that Executive has not been offered other employee benefits in connection with new employment).

Executive shall pay Executive’s share of any such Employee Benefits premiums with after-tax income and any premium reimbursements or premiums paid by the Company pursuant to this Section 2(b) shall be taxable to Executive for federal and state tax purposes. The continued coverage for any Employee Benefits subject to COBRA will be provided in accordance with COBRA and the benefits continuation provided by this Section 2(b) shall run concurrently with the COBRA continuation coverage. Pursuant to federal health care reform legislation, penalties may be imposed on the Company if it provides discriminatory health benefits. If the Company determines in its sole and reasonable discretion that providing Employee Benefits pursuant to this Section 2(b) will subject the Company to any taxes, fines, penalties, or assessments under applicable health care reform legislation or otherwise, the Company will immediately discontinue the continuation of Employee Benefits described in this Section 2(b) and will in lieu thereof provide a taxable monthly payment to Executive in an amount equal to the monthly premium Executive would be required to pay to continue group health care coverage under COBRA as of the Termination Date, less the monthly portion of the premium that Executive was required to pay for comparable coverage immediately prior to the Termination Date, as long as making such monthly payments does not subject the Company to any taxes, fines, penalties, or assessments under applicable health care reform legislation or otherwise. For the avoidance of doubt, the payments described in the preceding sentence will be made regardless of whether Executive actually elects to continue group health care coverage pursuant to COBRA.
(c)    A single lump sum cash payment equal to a pro rata portion (based on the number of days Executive was employed during the fiscal year) of the annual cash bonus Executive would have earned had he/she continued employment through the end of the fiscal year in which Executive’s Qualifying Termination occurred. Any annual cash bonus earned pursuant to this Section 2(c) shall be paid to Executive at the same time the Company pays annual cash bonuses to other members of senior management of the Company.
(d)    If Executive’s Qualifying Termination occurs during the twenty-four (24) month period after a Change In Control, then, notwithstanding any provision in any applicable award agreement between the Company and Executive to the contrary: (i) all of the outstanding and unvested stock options granted to Executive prior to his/her Termination Date shall become fully vested and exercisable as of the effective date of the Release; and (ii) all of the outstanding and unvested time-based restricted stock units granted to Executive prior to his/her Termination Date shall become fully vested as of the effective date of the Release. In all other respects, the equity awards previously granted to Executive (including any performance stock units previously granted to Executive) will continue to be subject to the terms and conditions of the applicable Company stock plan and award agreement under which they were granted.
(e)    In the event that it is determined that any payment or distribution of any type to or for the benefit of Executive made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code, and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would subject Executive to excise taxes pursuant to Section 4999 of the Code or any interest or penalties with respect to such excise taxes (such excise taxes, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Total Payments shall be limited to the maximum amount that can be paid to Executive without the imposition of the Excise Tax (the “Capped Benefit”); provided, however, that the Total Payments shall be payable in full if the Total Payments, on an after-tax basis, minus the Excise Tax exceed the Capped Benefit, on an after-tax basis. If the Total Payments are made to Executive, Executive shall be responsible for paying the Excise Tax that may be imposed on him/her pursuant to Section 4999 of the Code. Any reduction made to the Total Payments pursuant to this Section 2(e) shall occur in the following order: first, reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such Excise Tax will be the first cash payment to be reduced; and second, reduction of Employee Benefits, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. All determinations made pursuant to this Section 2(e) (including without limitation any determinations as to whether the Total Payments are “parachute payments” within the meaning of Section 280G of the Code) shall be made immediately prior to the Change In Control by a nationally recognized independent audit firm not retained by the Company (the “Accountants”), who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to Executive within seven (7) business days of Executive’s Termination Date, if applicable, or such earlier time as is requested by the Company. Such determination shall be made by the Accountants using reasonable good faith interpretations of the Code. Any determination by the Accountants shall be binding upon the Company and Executive, absent manifest error. The Company shall pay the fees and costs of the Accountants which are incurred in connection with this Section 2(e).
(f)    The severance payments and benefits provided under Sections 2(a), 2(b), 2(c) and 2(d) of this Agreement are conditioned on and subject to Executive’s continuing compliance with this Agreement and Executive’s timely execution (and non-revocation and effectiveness) of the Release substantially in the form attached hereto as Exhibit A (as may be modified by the Company in its reasonable discretion). Executive shall receive the Release prior to, or within five (5) days following, the Termination Date. Executive shall not be entitled to receive the severance payments and benefits provided under Sections 2(a), 2(b), 2(c) and 2(d) of this Agreement unless and until such Release is effective. Such Release must become effective within sixty (60) days after the Termination Date or else Executive will be deemed to have waived all rights to the severance payments and benefits provided under Sections 2(a), 2(b), 2(c) and 2(d) of this Agreement.
(g)    As provided in Section III.G. of the Plan, any benefit provided under this Agreement shall be reduced by the amount of any similar benefit provided under any other severance, retention, change in control or other plan or agreement sponsored by the Company. Any reduction made pursuant to this Section 2(g) shall be made in a manner that complies with Section 409A of the Code.
3.    Successors and Binding Agreement.
(a)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.
(b)    This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.
(c)    This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 3(a) and 3(b). Without limiting the generality or effect of the foregoing, Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment, transfer or delegation contrary to this Section 3(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.
4.    No Retention Rights. As provided in Section III.F. of the Plan this Agreement is not an employment agreement and Executive’s employment relationship may be terminated at any time, with or without Cause, or for any or no reason, at Executive’s option or at the option of the Company, with or without notice.
5.    Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three (3) business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS addressed to the Company (to the attention of the General Counsel of the Company) at its principal executive office and to Executive at his/her principal residence that the Company has on file, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.
6.    Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it valid, enforceable and legal.
7.    Dispute Resolution; Governing Law. Any dispute between the parties must be resolved pursuant to the claims procedures and other processes articulated in the Plan. This

Agreement is governed by ERISA and, to the extent applicable, the laws of the State of Delaware, without reference to the conflict of law provisions thereof.
8.    Miscellaneous.
(a)    All provisions of this Agreement are subject to and governed by the terms of the Plan, which are incorporated herein by reference. In the event of any conflict in terms between the Plan and this Agreement, the terms of the Plan shall prevail and govern. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede any and all prior agreements of the parties with respect to such subject matter. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.
(b)    No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Executive and the Company.
(c)    No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
(d)    To the maximum extent allowed by law and as provided in Section III.I of the Plan, the severance payments and benefits provided under Sections 2(a), 2(b), 2(c) and 2(d) of this Agreement may be subject to the Company’s compensation recoupment policy or policies that may be adopted by the Company from time-to-time. By signing this Agreement, Executive agrees to fully cooperate with the Company in assuring compliance with such policies and provisions of applicable law.
9.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.
10.    Section 409A. This Company believes, but does not and cannot warrant or guaranty, that the severance payments and benefits provided under Sections 2(a), 2(b), 2(c) and 2(d) of this Agreement are exempt from the requirements of Section 409A of the Code. Notwithstanding the foregoing, if the Company determines that the payments and benefits provided under Sections 2(a), 2(b), 2(c) and 2(d) of this Agreement are subject to Section 409A, then the provisions of Section III.J. of the Plan shall apply. This Agreement shall be operated in compliance with Section 409A of the Code or an exception thereto and each provision of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A or an exception thereto. Executive remains solely liable for any adverse tax consequences imposed on him/her by Section 409A of the Code.
11.    Withholding. All payments and benefits made under this Agreement shall be subject to reduction to reflect any withholding taxes or other amounts required by applicable law or regulation.

12.    Restrictive Covenants. To receive the payments and benefits provided under Sections 2(a), 2(b), 2(c) and 2(d) of this Agreement, Executive must fully comply with the provisions specified in this Section 12.
(a)    Executive will not disparage the Company, its directors, officers, employees, affiliates, subsidiaries, predecessors, successors or assigns in any written or oral communications to any third party. Executive further agrees that he/she will not direct anyone to make any disparaging oral or written remarks about the Company, its directors, officers, employees, affiliates, subsidiaries, predecessors, successors or assigns to any third parties.
(b)    During Executive’s employment with the Company and for six (6) months after the Termination Date, Executive shall not, directly or indirectly, either as an individual or as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender, or in any other capacity whatsoever, of any person, firm, corporation or partnership, solicit any of the Company’s employees or consultants to terminate their relationship with the Company.
(c)    Notwithstanding any requirement that the Company may have to publicly disclose the terms of this Agreement pursuant to applicable law or regulations, Executive agrees to use reasonable efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Agreement Information”). Executive also agrees to take every reasonable precaution to prevent disclosure of any Agreement Information to third parties, except for disclosures required by law or absolutely necessary with respect to Executive’s immediate family members or personal advisors who shall also agree to maintain the confidentiality of the Agreement Information.
(d)    Executive shall not, except as required by any court or administrative agency, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive or his duties to the Company, any confidential information obtained by him while in the employ of the Company with respect to any of the Company’s inventions, processes, customers, methods of distribution, methods of manufacturing, attorney-client communications, pending or contemplated acquisitions, other trade secrets, or any other material which the Company is obliged to keep confidential pursuant to any confidentiality agreement or protective order; provided, however, that confidential information shall not include any information: (i) that is now known or which becomes known generally to the public (other than as a result of an unauthorized disclosure by Executive); (ii) of a type not otherwise considered confidential by a person engaged in the same business or a business similar to that conducted by the Company; (iii) that becomes publicly known or made generally available after disclosure by the Company to Executive through no wrongful action or omission by Executive; or (iv) is in Executive’s rightful possession, without confidentiality obligations, at the time of disclosure by the Company as shown by Executive’s then contemporaneous written records.
(e)    Nothing in this Agreement shall prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress and any

agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.
(f)    The parties hereto agree that, in the event of breach or threatened breach of any covenants herein, the damage or imminent damage shall be inestimable, and that therefore any remedy at law or in damages shall be inadequate. Accordingly, the parties hereto agree that the Company and Executive shall be entitled to injunctive relief in the event of any breach or threatened breach of any of such provisions by Executive or the Company, in addition to any other relief (including damages) available to the Company or Executive under this Agreement or under law.
13.    Return of Company Property. On or before the Termination Date, Executive shall return to the Company all Company documents (in electronic, paper or any other form, as well as all copies thereof) and other Company property that Executive has had in his/her possession at any time, including, but not limited to, files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property, including, but not limited to, entry cards, credit and charge cards, and identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company. Executive agrees to make a diligent search for all such property and to return any property not previously returned to the Company on or before the Termination Date.
IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written. By signing below, Executive acknowledges that he/she: (i) has received a copy of the Plan and its Summary Plan Description and understands the terms of the Plan and this Agreement; (ii) is voluntarily entering into this Agreement; and (iii) is agreeing to be bound by the terms of the Plan and this Agreement.

BRIDGEPOINT EDUCATION, INC.

By:
Its:
Executive:

Exhibit 10.2

EXHIBIT A
RELEASE OF CLAIMS AND COVENANT NOT TO SUE
THIS RELEASE OF CLAIMS AND COVENANT NOT TO SUE (the “Release”), dated as of [DATE], is made by and between Bridgepoint Education, Inc., a Delaware corporation (the “Company”), and _________________ (“Executive”). This Release is effective only if: (i) it has been executed by Executive after his/her termination of employment with the Company; (ii) such executed Release has been provided to the Company on or before [DATE]; and (iii) the revocation period has expired without revocation as set forth in Section 5(c) below (the “Effective Date”). The Company and Executive are collectively referred to herein as the “Parties.”
WITNESSETH:
WHEREAS, Executive was an employee of the Company and served as the Company’s [JOB TITLE];
WHEREAS, Executive is a participant in and “Covered Employee” under the Amended and Restated Bridgepoint Education, Inc. Executive Severance Plan (the “Plan”);
WHEREAS, pursuant to the Plan and the Severance Agreement executed by the Parties on [DATE] (the “Severance Agreement”), Executive is eligible for specified severance benefits upon the occurrence of certain events with such benefits conditioned upon, among other things, Executive’s execution and non-revocation of this Release;
WHEREAS, Executive’s employment was terminated [by the Company without Cause] [by Executive for Good Reason] (as defined in the Severance Agreement) on [DATE] (the “Separation Date”);
WHEREAS, the Parties acknowledge that Executive’s termination of employment on the Separation Date will result in Executive’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h); and
WHEREAS, pursuant to the terms of the Plan and Severance Agreement, the Company has determined to treat the termination of Executive’s employment as eligible for payment of certain separation benefits provided in the Severance Agreement in exchange for compliance with the terms of the Severance Agreement, including the requirement that Executive execute this Release.
NOW, THEREFORE, the Company and Executive agree as follows:
1.    Termination of Employment. Executive acknowledges and agrees that Executive’s employment with the Company terminated as of the close of business on the Separation Date. As of the Separation Date, Executive agrees that he/she is no longer an employee of the Company and no longer holds any positions or offices with the Company. Executive further acknowledges the receipt of all wages, vested benefits, accrued vacation, expense reimbursement, and any other monies owed by the Company to Executive through the Separation Date. Aside from the severance payments and benefits described in Section 2 below, Executive acknowledges that Executive is not entitled to any additional future compensation from the Company.

2.    Separation Benefits. In consideration for the release of claims set forth in Section 5 below and the other obligations set forth in this Release, the Plan and the Severance Agreement and further provided that (i) this Release is signed by Executive and not revoked by Executive pursuant to Section 5(c) below and (ii) Executive remains in continuing compliance with all of the terms of this Release, the Plan and the Severance Agreement, including without limitation the restrictive covenants set forth in Section 12 of the Severance Agreement, Executive shall be entitled to receive the severance payments and benefits specified in Sections 2(a), 2(b), 2(c) and 2(d) of the Severance Agreement. Executive acknowledges that the Company’s provision of the severance payments and benefits specified in Sections 2(a), 2(b), 2(c) and 2(d) of the Severance Agreement shall fully satisfy the Company’s obligations to Executive pursuant to the Plan and the Severance Agreement. Executive further acknowledges that he/she will receive the severance payments and benefits specified in Sections 2(a), 2(b), 2(c) and 2(d) of the Severance Agreement only following the Effective Date. Executive understands that the severance payments and benefits are an additional benefit to which Executive would not be entitled if Executive did not sign this Release.
3.    Integration. This Release, the Plan and the Severance Agreement (and any agreements referenced therein) represent the entire agreement and understanding between the Parties as to the subject matter hereof and supersede all prior agreements whether written or oral. This Release is subject to all of the terms and conditions of the Plan and the Severance Agreement, which are incorporated herein by reference.
4.    Right to Advice of Counsel. Executive acknowledges that Executive has had the opportunity to fully review this Release, the Severance Agreement and the Plan and, if Executive so chooses, to consult with counsel, and is fully aware of Executive’s rights and obligations under this Release, the Severance Agreement and the Plan.
5.    Executive’s Release of Claims. Executive hereby expressly covenants not to sue and irrevocably and unconditionally releases and waives any and all claims, liabilities, demands, damages, penalties, debts, accounts, obligations, actions, grievances, and causes of action (“Claims”), whether now known or unknown, suspected or unsuspected, whether in law, in equity or in arbitration, of any kind or nature whatsoever, which Executive has or claims to have, now or hereafter, against the Company and its divisions, facilities, subsidiaries and affiliated entities, successors and assigns, or any of its or their respective past or present officers, directors, trustees, shareholders, agents, employees, attorneys, insurers, representatives (collectively, the “Releasees”), including, but not limited to, any Claims arising out of or relating in any way to any rights arising out of alleged violations of any contracts Executive may have entered into with the Company (including, but not limited to, the Severance Agreement and the Plan), express or implied, and Executive’s employment at the Company and the termination thereof. Without limiting the foregoing, Executive hereby acknowledges and agrees that the Claims released by this Release include, but are not limited to, Claims arising out of any state or federal whistleblower statute or regulation, or any tort including defamation, or any legal restrictions on the Company’s right to terminate employees, or any federal, state or other governmental statute, regulation or ordinance, including without limitation: Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Federal Worker Adjustment and Retraining Notification Act (or any similar state, local or foreign law), the Employee Retirement Income Security Act of 1974, as amended, the California Fair Employment and Housing Act, the Americans With Disabilities Act,

the Fair Labor Standards Act (including the Equal Pay Act), the California Constitution, the California Labor Code, the Family Medical Leave Act, the California Family Rights Act, the Genetic Information Non-Discrimination Act, the National Labor Relations Act, the Lilly Ledbetter Fair Pay Act, the Fair Credit Reporting Act, the False Claims Act, the Sarbanes-Oxley Act, the California Business and Professions Code, the Older Workers Benefit Protection Act (the “OWBPA”), California statutory or common law, the Orders of the California Industrial Welfare Commission regulating wages, hours, and working conditions, and federal statutory law, or any Claim for severance pay, bonus, sick leave, disability, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit. Nothing in this Release shall limit in any way Executive’s right under California Workers’ Compensation laws to file or pursue any workers’ compensation claim. Nothing herein shall release any rights to indemnification Executive may have in connection with Executive’s actions taken in the course of his/her duties with the Company. This Release shall not apply to any Claims that may not be waived as a matter of applicable law. Executive understands that Executive is not releasing or giving up any Claims for any events or actions that happen after his/her Separation Date. Executive acknowledges that he/she may participate in any manner in any investigation of a charge or complaint by any local, state, or federal agency, but that he/she has waived any Claim or right to receive damages or compensation on the basis of any such charge, complaint or investigation. This Release also does not waive any right that may not be released by private agreement.
(a)    It is understood and agreed that this is a full, complete and final general release of any and all claims described above and that Executive agrees that it shall apply to all unknown, unanticipated, unsuspected and undisclosed claims, demands, liabilities, actions or causes of action, in law, equity or otherwise, as well as those which are now known, anticipated, suspected or disclosed. As part of this general release, Executive expressly releases, waives and relinquishes all rights under Section 1542 of the California Civil Code which states:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
Executive hereby expressly waives and relinquishes all rights and benefits under any law or legal principle of similar effect to Section 1542 of the California Civil Code in any jurisdiction with respect to the release granted in this Release. Executive acknowledges that he/she may later discover facts in addition to or different from those which Executive now knows, or believes to be true, with respect to any of the subject matters of this Release, but that it is nevertheless Executive’s intention to settle and release any and all Claims released herein.
(b)    Executive warrants and represents that there is not now pending any action, complaint, petition, Executive charge, grievance, or any other form of administrative, legal or arbitral proceeding by Executive against the Company based on any event(s) occurring through the date of the execution of this Release and further warrants and represents that no such proceeding of any kind shall be instituted by or on Executive’s behalf based upon any and all Claims released herein. Executive also represents and agrees that Executive will not in the future, file, participate in, encourage, instigate or assist in the prosecution of any claim, complaints or charges or in any lawsuit by any party in any state or federal court against any of the Releasees unless such aid or assistance is ordered by a court or government agency or sought by compulsory legal process (e.g., a subpoena), claiming that any of the Releasees have violated any local, state, or federal laws based upon events occurring through the date of the execution of this Release. Nothing in this Release shall be construed as prohibiting Executive from making a future claim with or cooperating with the Equal Employment Opportunity Commission or any similar state or federal agency; provided, however, that should Executive pursue such an administrative action against any of the Releasees, to the maximum extent allowed by law, Executive acknowledges and agrees that Executive will not seek, nor will Executive be entitled to recover, any monetary damages from any such proceeding.
(c)    Executive expressly acknowledges, understands and agrees that this Release includes a waiver and release of all claims which Executive has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Release:
(i)    Executive acknowledges that this paragraph and this Release, the Severance Agreement, and the Plan are written in a manner calculated to be understood by Executive.
(ii)    The waiver and release of claims under the ADEA contained in this Release does not cover rights or claims that may arise after the date on which Executive signs this Release.
(iii)    Executive is advised to consult an attorney before signing this Release.
(iv)    Executive is granted twenty-one (21) days after he/she is presented with this Release to decide whether or not to sign this Release (although Executive may elect not to use the full twenty-one (21) day period). Executive understands and agrees that this Release will be automatically withdrawn by the Company if Executive does not accept and deliver this Release to the General Counsel of the Company within the twenty-one (21) day period.
(v)    Executive will have the right to revoke the waiver and release of claims under the ADEA within seven (7) days of signing this Release. In the event this Release is revoked, Executive understands that this Release will be null and void, and he/she will not be entitled to receive the severance payments and benefits specified in Sections 2(a), 2(b), 2(c) and 2(d) of the Severance Agreement. If Executive wishes to revoke this Release, Executive shall deliver written notice to the General Counsel of the Company stating his/her intent to revoke this Release on or before 11:59 p.m. on the seventh (7th) day after he/she signs the Release. Receipt by the General Counsel of proper and timely notice of revocation from Executive cancels and voids this Release. If Executive does not provide a timely notice of revocation, this Release will become effective, irrevocable, binding and enforceable on the eighth (8th) day after Executive signs the Release.

(vi)    Executive hereby acknowledges and agrees that he/she is knowingly and voluntarily waiving and releasing Executive’s rights and claims in exchange for consideration (something of value) in addition to anything of value to which he/she is already entitled.
(vii)    Nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.
6.    Labor Code Section 206.5. Executive agrees that the Company has paid to Executive his/her salary and vacation accrued as of the Separation Date and that these payments represent all such monies due to Executive through the Separation Date. In light of the payment by the Company of all wages due, or to become due to Executive, California Labor Code Section 206.5 is not applicable. That section provides in pertinent part as follows:
“NO EMPLOYER SHALL REQUIRE THE EXECUTION OF ANY RELEASE OF ANY CLAIM OR RIGHT ON ACCOUNT OF WAGES DUE, OR TO BECOME DUE, OR MADE AS AN ADVANCE ON WAGES TO BE EARNED, UNLESS PAYMENT OF SUCH WAGES HAS BEEN MADE.”
7.    No Admission of Liability. It is understood and agreed that this Release and the Severance Agreement are not an admission of liability and shall not be used or construed as such in any proceeding.
8.    Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it valid, enforceable and legal.
9.    No Representations. Executive has not relied upon any representations or statements made by the Company in deciding whether to execute this Release.
10.    Voluntary Execution of Release. This Release is executed voluntarily by Executive and without any duress or undue influence and with the full intent of releasing all claims. Executive acknowledges that:
(a)    Executive has read this Release;
(b)    Executive has been represented in the preparation, negotiation, and execution of this Release by legal counsel of his/her own choice or that he/she has voluntarily declined to seek such counsel;
(c)    Executive understands the terms and consequences of this Release and of the releases it contains;

(d)    Executive is fully aware of the legal and binding effect of this Release.
By signing this Release before the twenty-one (21) day period described in Section 5(c)(iv) expires, Executive waives Executive’s right under the ADEA and the OWBPA to twenty-one (21) days to consider the terms of this Release. In any case, however, Executive retains the right to revoke this Release within seven (7) days of signing this Release, as described above in Section 5(c)(v).
IN WITNESS WHEREOF, the Parties have caused this Release to be duly executed and delivered as of the date first above written.

BRIDGEPOINT EDUCATION, INC.

By:
Its:
Executive: